Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Unusual Machines, Inc. (Registrant)

Fat Shark Holdings, Ltd (Rule 140 Co-Registrant No. 1)

Rotor Riot LLC (Rule 140 Co-Registrant No. 2)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	(1)	$5.00	$5,750 ,000.00	$147.60 per $1,000,000	$848.70
Fees to Be Paid	Equity	Underwriter’s Warrants	457(g)	(2)	-	-	-	-
Fees to Be Paid	Equity	Common Stock underlying Underwriter’s Warrants	457(o)	(2)	$6.25	$395,375.00	$147.60 per $1,000,000	$53.04

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts (3)					$6,109,375.00		$901.74
	Total Fees Previously Paid							$2,217.78
	Total Fee Offsets
	Net Fee Due(4)							$(1,316.04)

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(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Represents the estimated maximum total gross proceeds of up to $5,750,000 from the sale of shares of common stock, par value $0.01 per share of Unusual Machines, Inc., the registrant in the offering, based on an assumed offering price of $5.00 per share. This amount also includes common stock that may be issued upon exercise of a 45-day over-allotment option granted to the underwriter. The number of shares sold in the offering, including pursuant to the over-allotment option, would be 1,150,000 shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The Underwriter’s Warrants entitle the holder to purchase 5% of the shares of common stock sold in the offering at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, the proposed maximum aggregate offering price of the Underwriter’s Warrants is $395,375, which is determined by multiplying 57,500 shares of common stock (5% of 1,150,000 shares) by $6.25 per share exercise price (125% of the per share offering price). See footnote (1).
(3)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933.
(4)

Fees totaling $2,217.78 were previously paid in connection with the Company’s initial filing of the Registration Statement on March 14, 2023. As a result, the Registrant has overpaid registration fees in the amount of $1,316.04.